For fiscal period ended (b) October 31, 1995
File number 811-5542


                                SUB-ITEM 77C
             Submission of Matters to a Vote of Security Holders


     The Annual Meeting of Stockholders was held on May 16, 1995. At such meeting the Stockholders elected Directors and ratified the selection of independent accountants.






[nsar]br-595.shv[bkt]